Exhibit 10.7

SOLUTIA INC.

SAVINGS AND INVESTMENT RESTORATION PLAN

ARTICLE I:  INTRODUCTION

1.1           Purpose.  Solutia Inc. (the Employer) has established this Solutia Inc. Savings and Investment Restoration Plan (the Plan) to attract and retain key executives by providing additional retirement benefits and opportunities to defer compensation.

1.2           Legal status.   The Plan is a deferred compensation plan for a select group of management or highly-compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).  The Employer intends the Plan to be unfunded for purposes of ERISA and the Internal Revenue Code of 1986, as amended (the Code), and to satisfy the requirements of Code Section 409A.  Plan provisions will be interpreted consistent with this intent.

1.3    Effective date.  The Plan takes effect on January 1, 2009.

ARTICLE II:  DEFINITIONS

2.1    Key terms and construction.  When used in the Plan, the following terms will have the meanings set forth below.  Several other terms are not defined here, but, for convenience, are defined as they are introduced into the text.  References to specific Code Sections, such as Section 409A, include any final regulations, Revenue Rulings, and guidance of general applicability thereunder.

Cause means acts that constitute theft, fraud, or the embezzlement of funds; gross negligence or deliberate misconduct in the performance of the Participant’s job responsibilities; acts or omissions involving moral turpitude; breach of a material provision of any agreement between the Employer and the Participant; or violation of any material written policy of the Employer.

Change in Control occurs if:
(a)
Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “ Exchange Act ”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than 50% of the voting power of the then outstanding securities of the Employer, and such person owns more aggregate voting power of the Employer’s then outstanding securities entitled to vote generally in the election of directors than any other person, excluding for this purpose acquisitions by a person pursuant to a merger of the Employer or a Subsidiary that would not be a Change in Control under clause (b) below;

(b)
Consummation of (x) a merger or consolidation of the Employer or a Subsidiary with another corporation where the shareholders of the Employer, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation (or the ultimate parent company of the surviving company) would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) the sale or other disposition of 50% or more of the Employer’s assets that it owns as of the effective date of this Plan, or (z) a liquidation or dissolution of the Employer; provided, however, the effectiveness of a plan of reorganization pursuant to which a majority of the common stock of the reorganized Employer is distributed (i) to Persons who are (a) holders of claims against the Employer; (b) holders of equity interests in the Employer; and/or (c) designated in the Employer’s plan of reorganization proposal dated October 15, 2007 to receive common stock of the reorganized Employer; or (ii) to or for the benefit of Employer management, shall not constitute a “Change in Control”; or

(c)
Directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Participant means an eligible employee who chooses to participate in the Plan. A Participant will remain a Participant as long as he or she has an account balance in the Plan.

Plan Year means the calendar year.

Retirement Plan means the Solutia Savings and Investment Plan, a tax-qualified defined contribution plan.

Separation from Service occurs (or a Participant Separates from Service) when the Participant ceases to be employed by the Employer and all entities considered a single employer with the Employer under Code Sections 414(b) and (c) as a result of the Participant’s death, retirement, or other termination of employment.  Whether a Separation from Service occurs is based on all the relevant facts and circumstances and will be determined in accordance with Code Section 409A.

ARTICLE III:  ADMINISTRATION

3.1    Plan administrator.  The Executive Compensation and Development Committee (ECDC) will designate an individual or committee to administer the Plan (Administrator).  The Administrator may appoint one or more delegates to discharge any or all of the Administrator’s responsibilities under the Plan.  The Administrator and delegates have all of the discretionary authority, rights, and duties that are necessary or appropriate for the proper administration of the Plan and may rely upon financial, legal, and accounting advisors, as they see fit.  The decisions of the Administrator and delegates, including interpretations of the Plan and determinations of amounts due under the Plan, are final and binding on all parties.

ARTICLE IV:  ELIGIBILITY

4.1           Plan participation.  An employee must be a US resident on the first day of a Plan Year to defer salary and bonus earned in that Plan Year.  A US resident employee whose pay grade on the Plan’s effective date is 83 or higher will be eligible to participate in the Plan on that date.  Other US resident employees will become eligible to participate in the Plan on the first date that the employee achieves a pay grade of 83 or higher.  If a Participant’s pay grade falls below 83, the Participant will cease to be eligible to defer salary and bonus under the Plan, beginning with the salary and bonus earned in the Plan Year immediately following the Plan Year in which his or her pay grade falls below 83.   If a Participant whose pay grade has fallen below 83 subsequently achieves a pay grade of 83 or higher, the Participant will become eligible to defer salary and bonus under the Plan, beginning with salary and bonus earned in the Plan Year immediately following the Plan Year in which he or she achieves a pay grade of 83 or higher.

ARTICLE V:  ACCOUNTS

5.1    Establishment of accounts.  The Administrator will establish a bookkeeping account for each Participant to which the contributions described in Article VI are credited.  The Administrator may establish sub-accounts for Participants, as the Administrator deems appropriate.  The accounts and sub-accounts will be adjusted to reflect income, gains, losses, and distributions.

5.2    Investment credits.   The Pension and Savings Plan Committee (“Committee”) will select the investment options that will be available to Participants.  The Committee may add to, eliminate, or modify these notional investment options from time to time.  Participants’ accounts will be valued, and Participants may reallocate their account balances among the funds on a daily basis, subject to Participants’ compliance with the Employer’s insider-trading policies.

ARTICLE VI:  CONTRIBUTIONS

6.1           Elective salary and bonus deferrals.   For each Plan Year, an eligible employee may elect to reduce his or her salary and calendar-year bonus that is in excess of the Code Section 401(a)(17) limit by up to 35% and have the amounts contributed to his or her account.  In the event the bonus is  “performance-based compensation” within the meaning of Code Section 409A, the election to defer salary and bonus must be made no later than June 30 of the Plan Year immediately preceding the Plan Year in which the salary and bonus otherwise would have been paid.  In the event the bonus is not “performance-based compensation” within the meaning of Code Section 409A, the election to defer salary and bonus must be made no later than December 31 of the Plan Year immediately preceding the Plan Year in which the services giving rise to the salary and bonus are performed.  Provided, however, that in an employee’s first year of eligibility, an election may be made no later than the 30th day after he or she becomes eligible and will apply only to the portion of the employee’s salary and bonus paid for services performed after the election.  The Administrator may increase or decrease the percentage of Participants’ salary and bonus eligible for deferral, in which case the Administrator will notify eligible employees of the change no later than the first day of the applicable election period.

6.2           Employer contributions.  For each Plan Year, the Employer will contribute to each Participant’s account an amount equal to 100% of the Participant’s elective salary and bonus deferrals, not to exceed 7% of the Participant’s salary and bonus in excess of the compensation taken into account under the Retirement Plan for the applicable Plan Year.

6.3           Election forms.  To be valid, elections must be made on forms provided by the Administrator and received by the Administrator on or before the specified deadline.  An election must state the percentage in whole numbers by which the Participant desires to reduce his or her salary and/or bonus and, in accordance with Section 8.1, the form of payment of the Participant’s benefits.

ARTICLE VII:  VESTING

7.1           Vesting.  A Participant is at all times 100% vested in his or her account balance.

7.2           Forfeitures.  Notwithstanding Section 7.1, a Participant whose employment is terminated for Cause will forfeit his or her Employer contributions and any net income and gains attributable to such contributions.

ARTICLE VIII:  BENEFIT PAYMENTS

8.1    Form and time of payment.

(a)
Coincident with a Participant’s first election to defer salary and bonus, the Participant must elect to receive his or her account balance upon Separation from Service in a single lump sum, 5 annual installments, or 10 annual installments.  If a Participant fails to make a timely form-of-payment election, his or her account balance will be paid in a single lump sum.  The Participant’s lump sum or first installment, as applicable, will be paid on the date that is 6 months after the Participant Separates from Service.  Any subsequent installments will be paid on the first and each succeeding anniversary of the Participant’s Separation from Service, until the Participant’s entire account balance has been paid.  Each installment will equal the Participant’s then-current account balance divided by the number of remaining installments.

(b)
Section 8.1(a) notwithstanding, if a Participant (i) Separates from Service before attaining age 55 and completing 5 years of service with the Employer, or (ii) Separates from Service with an account balance of less than $20,000 (indexed after 2008 in the same manner as the limitation under Code Section 402(g)), then the Participant’s entire account balance will be paid in a single lump sum on the date that is 6 months after the Participant Separates from Service.

8.2    Changes to form of payment.  A Participant may elect to change the form of his or her benefit payment, provided the election satisfies both of the following conditions:

▪
The election is not effective until 12 months after it is made.  If an election is made less than 12 months before a scheduled lump sum payment or the commencement of installments, the election will be null and void and the Participant’s benefit will be paid in accordance with his or her most recent valid election.

▪	The election defers payment for at least 5 years from the date the payment otherwise would have been made or, if earlier, until the Participant’s death.

For purposes of this Section 8.2, installments are deemed to be a single payment, commencing on the date of the first installment.

8.3           Death benefits.   Sections 8.1 and 8.2 notwithstanding, the Participant’s beneficiary or beneficiaries will be paid the Participant’s then-current account balance in a single lump sum as soon as practicable, but not later than 90 days, after the Participant’s death.  A Participant may designate the beneficiary or beneficiaries who will receive benefits payable upon his or her death and change or revoke the designation without the consent of any beneficiary.  A designation must be in writing on a form provided by the Administrator.  If a Participant fails to properly designate a beneficiary, or survives his or her beneficiaries, payment will be made to the Participant’s estate.

8.4    Cash payments and tax withholding.  Each Participant’s benefit will be paid in cash and reduced by any and all federal, state, and local taxes, which the Employer is required to withhold.

ARTICLE IX:  SOURCE OF PAYMENTS

9.1    Rabbi trust.  The Employer intends to establish a rabbi trust and contribute funds or other assets at such times and in such amounts as it deems appropriate to help satisfy its obligations under the Plan.  The trustee will be a bank or other independent financial institution and will be authorized to invest the trust assets, subject to investment guidelines set by the Administrator and applicable law.  The rabbi trust will be an employer grantor trust under Code Sections 671 through 679, the assets of which are available to pay the claims of the Employer’s creditors in the event of its insolvency.

9.2    Change in Control.   Section 9.1 notwithstanding, within 30 days after a Change in Control, the Employer will contribute to the rabbi trust funds equal to the excess, if any, of (i) the aggregate account balances of all Participants over (ii) the value of trust assets, as of the date of the Change in Control.

9.3    Benefits and expenses.  Plan benefits will be paid directly from the rabbi trust or, if the Employer fails to maintain a rabbi trust or trust assets are insufficient, from the Employer’s general assets.  Expenses of administering the Plan will be paid from the Employer’s general assets.  The Employer is not required to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under the Plan, except as provided in Sections 9.1 and 9.2.  Participants and beneficiaries have no interest in any specific assets of the Employer or the rabbi trust, other than the unsecured right to receive benefits pursuant to the terms of the Plan.  In this regard, Participants acknowledge that the accounts referred to in Article V are merely bookkeeping entries used to track their benefits.

ARTICLE X:  CLAIMS PROCEDURE

10.1    Claims for benefits.  In general, the payment of benefits under the Plan is automatic and no claims need be filed.  However, a Participant or beneficiary (Claimant) may submit a claim in writing to the Administrator.  If the claim is denied in whole or in part, the Claimant will receive from the Administrator notice in writing, in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the denial, with reference to pertinent Plan provisions.  The notice will be provided within 90 days of the date the claim for benefits is received.  Any disagreements about the interpretation of, or the Claimant’s rights under, the Plan may be appealed within 60 days to the Administrator.  The Administrator will respond to the appeal within 60 days with notice in writing fully disclosing and explaining the decision.

ARTICLE XI:  MISCELLANEOUS PROVISIONS

11.1    Plan amendment and termination.  The Employer reserves the right to amend, discontinue, or terminate the Plan at any time by action of the ECDC. However, no amendment, discontinuance, or termination will diminish the benefits of a Participant that are earned and vested prior to the date the ECDC approves the amendment, discontinuance, or termination. The Employer may not accelerate the timing of benefit payments, except to the extent Code Section 409A permits.

11.2    Non-alienation of benefits.  The interest of a Participant or beneficiary in his or her Plan benefits are not subject to the claims of the Participant’s or beneficiary’s creditors and may not be voluntarily or involuntarily sold, transferred, pledged, alienated, assigned, anticipated, or encumbered.  Any attempt by a Participant or beneficiary to do so will be null and void.

11.3    No employment rights.  The Plan does not constitute a contract of employment and participation in the Plan does not give a Participant the right to continue employment with the Employer or limit the Employer’s right to discharge any employee with or without Cause.

11.4    Indemnification.  To the extent the law allows, the Employer will indemnify and hold harmless the Administrator, any of the Administrator’s delegates, and any employee who may act on behalf of the Employer in the administration of the Plan from and against any liability, loss, cost, or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions, or causes of action of any Participant, any person claiming through any Participant, or any other person, party, or authority claiming to have an interest in the Plan or standing to act for any person or groups having an interest in the Plan, for or on account of any of the acts or omissions (or alleged acts or omissions) of the Administrator, any delegate, or any employee, except to the extent resulting from that person’s willful misconduct.

11.5    Successors.  The Plan is binding on the Employer and its successors and assigns and on each Participant and beneficiary.

11.6           Severability.  In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had never been set forth.

11.7           Controlling law.  To the extent not superseded by the laws of the United States, the laws of Delaware are controlling in all matters relating to the Plan, without regard to that state’s choice of laws provisions.